Exhibit 10.01

__________________________________________________________________

UNDER ARMOUR, INC.

AMENDED AND RESTATED 2005 OMNIBUS LONG-TERM INCENTIVE PLAN
__________________________________________________________________

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12.	FORM OF PAYMENT FOR AWARDS		12
	12.1.	General Rule.	12
	12.2.	Surrender of Stock.	12
	12.3.	Cashless Exercise.	13
	12.4.	Other Forms of Payment.	13
13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS		13
	13.1.	Dividend Equivalent Rights.	13
	13.2.	Termination of Service.	13
14.	REQUIREMENTS OF LAW		14
	14.1.	General.	14
	14.2.	Rule 16b-3.	14
15.	EFFECT OF CHANGES IN CAPITALIZATION		14
	15.1.	Changes in Stock.	14
	15.2.	Definition of Change in Control.	15
	15.3.	Effect of Change in Control	16
	15.4.	Reorganization, Merger or Consolidation.	16
	15.5.	Adjustments.	17
	15.6.	No Limitations on Company.	17
16.	GENERAL PROVISIONS		17
	16.1.	Disclaimer of Rights.	17
	16.2.	Nonexclusivity of the Plan.	18
	16.3.	Withholding Taxes.	18
	16.4.	Captions.	18
	16.5.	Other Provisions.	19
	16.6.	Number and Gender.	19
	16.7.	Severability.	19
	16.8.	Governing Law.	19
	16.9.	Section 409A.	19
17.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS		19
	17.1.	Performance Awards.	19
	17.2.	Performance Conditions.	20
	17.3.	Performance Awards Qualifying as Performance-Based Compensation.	20
	17.3.1.	Performance Goals Generally.	20
	17.3.2.	Business Criteria.	20
	17.3.3.	Timing for Establishing Performance Goals.	21
	17.3.4.	Settlement of Performance Awards; Other Terms.	21
	17.3.5.	Committee Certification.	21
	17.3.6.	Annual Share Limits.	21
	17.4.	Written Determinations.	22
	17.5.	Status of Section 17.3 Awards Under Code Section 162(m).	22

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UNDER ARMOUR, INC.

AMENDED AND RESTATED 2005 OMNIBUS LONG-TERM INCENTIVE PLAN

Under Armour, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Plan”), as amended and restated, as follows:

1.	PURPOSE
The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.	DEFINITIONS
For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1“Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2“Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Unrestricted Stock, or Dividend Equivalent Rights under the Plan.

2.3“Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.4“Board” means the Board of Directors of the Company.

2.5“Change in Control” shall have the meaning set forth in Section 15.2.
2.6“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.7“Committee” means a committee of the Board comprised of at least two (2) members appointed by the Board. Each Committee member shall be a “non-employee director” within the meaning of the exemption under Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.
2.8“Company” means Under Armour, Inc.
2.9 “Disability” means, unless otherwise stated in the applicable Award Agreement, a physical or mental condition of the Grantee with respect to which the Grantee is eligible for benefits under a long-term disability plan sponsored by the Company or an Affiliate or would be eligible if the Grantee had purchased coverage under such long-term disability plan; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee's Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
2.10“Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.
2.11“Effective Date” means November 18, 2005, the effective date of the Company’s Initial Public Offering.
2.12“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.
2.13“Fair Market Value” means the value of a share of Stock, determined as follows: if on the grant date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the grant date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith using a reasonable valuation method in accordance with Section 409A of the Code.
2.14“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.
2.15“Grantee” means a person who receives or holds an Award under the Plan.
2.16“Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.
2.17“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.
2.18“Option” means an option to purchase one or more shares of Stock pursuant to the Plan.
2.19“Option Price” means the exercise price for each share of Stock subject to an Option.
2.20“Plan” means this Under Armour, Inc. 2005 Omnibus Long-Term Incentive Plan.
2.21“Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.
2.22 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.
2.23“Restricted Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.
2.24“SAR Exercise Price” means the per share exercise price of an SAR granted to a Grantee under Section 9 hereof.
2.25“Section 409A” shall mean Section 409A of the Code and the regulations and other binding guidance promulgated thereunder.
2.26“Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.
2.27“Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee's change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate; provided, however, if any Award governed by Section 409A is to be distributed on a termination of Service, then Service shall be terminated when the Grantee has a “separation from service” within the meaning of Section 409A. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the

Plan shall be determined by the Committee, which determination shall be final, binding and conclusive.
2.28“Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.29“Stock” means the class A common stock, par value $.0003 1/3 per share, of the Company.

2.30“Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.31“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.32“Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.

2.33“Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.
2.34 “Unrestricted Stock” means an Award pursuant to Section 11 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.	General.
The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Without limitation, the Committee shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(i)    designate Grantees,
(ii)    determine the type or types of Awards to be made to a Grantee,
(iii)    determine the number of shares of Stock to be subject to an Award,

(iv)    establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),
(v)    prescribe the form of each Award Agreement, and
(vi)    amend, modify, or supplement the terms of any outstanding Award, including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.
Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR that (i) causes the Option or SAR to become subject to Section 409A, (ii) reduces the Option Price or SAR Exercise Price, either by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR and granting a replacement Option or SAR with a lower Option Price or SAR Exercise Price, or (iii) would be treated as a repricing under the rules of The New York Stock Exchange or the otherwise applicable stock exchange without the approval of the stockholders of the Company; provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 15.

3.2.	No Liability.
No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.3.	Book Entry.
Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.	STOCK SUBJECT TO THE PLAN
Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock available for issuance under the Plan shall be 40.0 million. All such shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider or other participant in the Plan shall be 4.0 million. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4. If the Option Price of any Option granted under the Plan, or if pursuant to Section 16.3 the withholding obligation of any Grantee with respect to an Option or other Award, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the Award, or otherwise terminated without delivery of shares to the Grantee, the shares retained by or returned to the Company will be available under the Plan; and shares that are withheld from such an Award or separately surrendered by the Grantee in payment of any exercise price or taxes relating to such an Award shall be deemed to constitute shares not delivered to the Grantee and will be available under the Plan.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Term.
The Plan shall be effective as of the Effective Date. No further Awards may be made under the Plan on or after the ten (10) year anniversary of the Effective Date.

5.2.	Amendment and Termination of the Plan.
The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers and Other Persons.
Subject to this Section 6, Awards may be made to: (i) any Service Provider, including any Service Provider who is an officer or director of the Company or of any Affiliate, as the Committee shall determine and designate from time to time, and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2.	Successive Awards.
An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.	Stand-Alone, Additional, Tandem, and Substitute Awards.
Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall have the right to require the surrender of such other Award in consideration for the grant of the new Award.

7.	AWARD AGREEMENT
Each Award shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price.
The Option Price of each Option shall be fixed by the Committee and stated in the related Award Agreement. The Option Price of each Option shall be at least the Fair Market Value on the grant date of a share of Stock; provided, however, that (a) in the event that a Grantee is a Ten Percent Stockholder as of the grant date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the grant date, and (b) with respect to Awards made in substitution for or in exchange for awards made by an entity acquired by the Company or an Affiliate, the Option Price does not need to be at least the Fair Market Value on the grant date.

8.2.	Vesting.
Subject to Section 8.3 hereof, each Option shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3.	Term.
Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the grant date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the related Award Agreement (the “Termination Date”); provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the grant date shall not be exercisable after the expiration of five years from its grant date.

8.4.	Termination of Service.
Each Award Agreement at the grant date shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued, and may reflect distinctions based on the reasons for termination of Service.

8.5.	Method of Exercise.
An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.

8.6.	Rights of Holders of Options.
Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 15 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7.	Delivery of Stock Certificates.
Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled, subject to Section 3.3 hereof, to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.8.	Transferability of Options.
Except as provided in Section 8.9, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetence, the Grantee's guardian or legal representative)

may exercise an Option. Except as provided in Section 8.9, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.9.	Family Transfers.
If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.9, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.9, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.9 or by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may also provide that Options may be transferred to persons other than Family Members. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.10.	Limitations on Incentive Stock Options.
An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment.
An SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price, as determined by the Committee. The Award Agreement for an SAR shall specify the SAR Exercise Price, which may be fixed at the Fair Market Value of a share of Stock on the grant date or may vary in accordance with a predetermined formula while the SAR is outstanding; provided that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the grant date, except with respect to Awards made in substitution for or in exchange for awards made by an entity acquired by the Company or an Affiliate, in which case the SAR Exercise Price does not need to be at least the Fair Market Value on the grant date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. An SAR granted in tandem with an outstanding Option following the grant date of such Option may have a SAR Exercise Price that is equal to the Option Price; provided, however, that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the grant date of the SAR.

9.2.	Other Terms.
The Committee shall determine at the grant date or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1.	Restrictions.
At the time of grant, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other applicable restrictions.

10.2.	Restricted Stock Certificates.
The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership, subject to Section 3.3 hereof, representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the grant date. The Committee may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3.	Rights of Holders of Restricted Stock.
Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

10.4.	Rights of Holders of Restricted Stock Units.

10.4.1.	Settlement of Restricted Stock Units.
Restricted Stock Units may be settled in cash or Stock, as determined by the Committee and set forth in the Award Agreement.

10.4.2.	Voting and Dividend Rights.
Holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Committee may provide in an Award Agreement that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock, which may be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid to shareholders.

10.4.3.	Creditor’s Rights.
A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5.	Termination of Service.
Unless the Committee otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, and the Grantee shall have no further rights with respect to such Award.

10.6.	Consideration.
The Committee may grant Restricted Stock or Restricted Stock Units to a Grantee in respect of Services rendered and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

10.7.	Delivery of Stock.
Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, subject to Section 3.3 hereof, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS
The Committee may, in its sole discretion, grant (or sell at a Purchase Price determined by the Committee) an Award of unrestricted stock or unrestricted stock units to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Awards of Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of Services rendered and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee. The provisions of Section 10.4 shall apply to any awards of unrestricted stock units.

12.	FORM OF PAYMENT FOR AWARDS

12.1.	General Rule.
Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, Restricted Stock Units or Unrestricted Stock, shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 12.

12.2.	Surrender of Stock.
To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, Restricted Stock Units or Unrestricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3.	Cashless Exercise.
To the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 16.3.

12.4.	Other Forms of Payment.
To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price may be made in any other form that is consistent with applicable laws, regulations and rules.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1.	Dividend Equivalent Rights.
A Dividend Equivalent Right is an Award entitling the Grantee to receive credits based on cash or stock distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the Grantee. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another award or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award. Notwithstanding any provision of this Section 13.1 to the contrary, no Dividend Equivalent Right may provide for settlement directly or indirectly contingent upon the exercise of an Option or Stock Appreciation Right.

13.2.	Termination of Service.
Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	REQUIREMENTS OF LAW

14.1.	General.
The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2.	Rule 16b-3.
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.	Changes in Stock.
If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan, including the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider or other participant in the Plan, shall be adjusted proportionately and accordingly by the Company; provided that any such adjustment shall comply with Section 409A. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company's stockholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in stock of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

15.2.	Definition of Change in Control.
“Change in Control” shall mean the occurrence of any of the following:

a.
Any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ‘beneficial owner’ (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities, provided, however, that a Change in Control shall not be deemed to occur if an employee benefit plan (or a trust forming a part thereof) maintained by the Company, and/or Kevin Plank and/or his immediate family members, directly or indirectly, become the beneficial owner, of more than fifty percent (50%) of the then-outstanding voting securities of the Company after such acquisition;

b.
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. ‘Incumbent Directors’ shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

c.
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in (a) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as prior to such merger or consolidation; or (b) the directors of the Company immediately prior thereto continuing to represent at least fifty percent (50%) of the directors of the Company or such surviving entity immediately after such merger or consolidation; or

d.	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

15.3.	Effect of Change in Control
The Committee shall determine the effect of a Change in Control upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Unless otherwise determined by the Committee, Awards that would become vested within the twelve months following the effective date of such Change in Control shall be immediately vested on such Change in Control. The Committee may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Change in Control, including, but not limited to, accelerated vesting, termination or assumption. The Committee may also provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 15.1 and 15.2. Notwithstanding any other provision of this Section 15.3, (i) no Change in Control shall trigger payment of an Award subject to the requirements of Section 409A unless such Change in Control qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 409A, and (ii) any Award that otherwise is intended to satisfy the requirements of Section 409A shall not be amended or modified (directly or indirectly, in form or operation) to the extent such amendment or modification would cause compensation deferred under the applicable Award (and applicable earnings) to be included in income under Section 409A.

15.4.	Reorganization, Merger or Consolidation.
If the Company undergoes any reorganization, merger, or consolidation of the Company with one or more other entities and there is a continuation, assumption or substitution of Options and SARs in connection with such transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of

Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

If the Company undergoes any reorganization, merger, or consolidation of the Company with one or more other entities and there is not a continuation, assumption or substitution of Options and SARs in connection with such transaction, then in the discretion and at the direction of the Committee, each Option and SAR may be canceled unilaterally in exchange for the same consideration that the Grantee otherwise would receive as a shareholder of the Company in connection with such transaction (or cash equal to such consideration) if the Grantee held the number of shares of Stock obtained by dividing (i) the excess of the Fair Market Value of the number of such shares which remain subject to the exercise of the vested portion of such Option or SAR immediately before such Change in Control over the total Option Price or SAR Exercise Price for such vested portion, as the case may be, by (ii) the Fair Market Value of a share of Stock on such date, which number shall be rounded down to the nearest whole number.

15.5.	Adjustments.
Adjustments under this Section 15 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

15.6.	No Limitations on Company.
The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

16.	GENERAL PROVISIONS

16.1.	Disclaimer of Rights.
No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider, if applicable. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

16.2.	Nonexclusivity of the Plan.
Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.

16.3.	Withholding Taxes.
The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Stock upon the exercise of an Option, or (iii) pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. A Grantee who has made an election pursuant to this Section 16.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

16.4.	Captions.
The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.

16.5.	Other Provisions.
Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

16.6.	Number and Gender.
With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

16.7.	Severability.
If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.8.	Governing Law.
The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

16.9.	Section 409A.
It is intended that each Award either be exempt from the requirements of Section 409A or will comply (in form and operation) with Section 409A so that compensation deferred under an applicable Award (and any applicable earnings) will not be included in income under Section 409A. Any ambiguities in this Plan will be construed to affect the intent as described in this Section 16.9. If an Award is subject to Section 409A, the Award Agreement will satisfy the written documentation requirement of Section 409A either directly or by incorporation by reference to other documents.

17.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

17.1.	Performance Awards.
“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 17.3) over a performance period established by the Committee in its discretion.

17.2.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to adjust the amounts payable under any Award subject to performance conditions, except as limited under Sections 17.3 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

17.3.	Performance Awards Qualifying as Performance-Based Compensation.

If and to the extent that the Committee determines that an Award to be granted to a Grantee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established, objective performance goals and other terms set forth in this Section 17.3.

17.3.1.	Performance Goals Generally.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 17.3. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

17.3.2.	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity.

17.3.3.	Timing for Establishing Performance Goals.

Performance goals shall be established in writing by the Committee not later than 90 days after the beginning of any performance period applicable to such Performance Awards, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal and provided that it is established at or before 25 percent of the performance period has elapsed, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

17.3.4.	Settlement of Performance Awards; Other Terms.

Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce (but not increase) the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

17.3.5.	Committee Certification.

The Committee must certify in writing prior to payment of, or other event that results in the inclusion of income (for example, the vesting of Restricted Stock) from, the related compensation that the performance goals and any other material terms were in fact satisfied. Approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

17.3.6.	Annual Share Limits.

Section 4 sets forth the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock that may be granted to any one Service Provider under a Performance Award, other than an Option or Stock Appreciation Right, in any calendar year shall be 2.0 million.

17.4.	Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

17.5.	Status of Section 17.3 Awards Under Code Section 162(m).

It is the intent of the Company that Performance Awards under Section 17.3 hereof shall constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 17.3 and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Performance Awards, the Committee may make any adjustments to the process described in Section 17.3 it deems appropriate.”